Exhibit 99

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm-bank.com.	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. Reports

2017 Second-Quarter and Year-to-Date Financial Results

ARCHBOLD, OHIO, July 19, 2017, Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO) today reported financial results for the 2017 second quarter and year-to-date June 30, 2017.

2017 Second Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	57 consecutive quarters of profitability
•	Total assets up 4.4% to $1,066,175,000
•	Total loans increased 8.3% to $790,838,000
•	Net interest income after provision for loan losses increased 10.6% to $8,846,000
•	Net income increased 8.4% to $3,223,000
•	Earnings per basic and diluted shares increased 7.7% to $0.70
•	Declared quarterly dividend increased 8.7% to $0.25 per share
•	Return on average assets was 1.21%, up from 1.17%
•	Return on average equity was 9.96%, up from 9.61%

“Record total loans outstanding and higher rates drove a 7.7% increase in F&M’s diluted earnings per share for the 2017 second quarter,” stated Paul S. Siebenmorgen, President and Chief Executive Officer. “In addition, during the second quarter F&M achieved several significant milestones including appearing in American Banker Magazine’s Top 200 Publicly Traded Community Banks and Thrifts, listing our common stock on the NASDAQ Capital Market, joining the Russell 3000® index, and increasing the second quarter declared cash dividend by 8.7% to $0.25 per share. F&M’s strong year-to-date results reflect the platform we have created to drive sustainable and profitable growth. With leading market share in many of our communities, we are focused on increasing our presence in larger, higher growth markets. To this end, our new branches in Bowling Green, Ohio and Huntertown, Indiana are operating in line with our expectations. Both branches have strong, experienced, and motivated teams that are quickly establishing themselves within their local communities.”

Income Statement

Net income for the 2017 second quarter ended June 30, 2017 was $3,223,000, or $0.70 per basic and diluted share compared to $2,974,000, or $0.65 per basic and diluted share for the same period last year. The 8.4% improvement in net income for the 2017 second quarter was primarily due to a 10.6% increase in net interest income after provision for loan losses, partially offset by a slight decline in noninterest income, and by a small increase in noninterest expenses. Net income for the 2017 first half was $6,062,000, or $1.31 per basic and diluted share compared to $5,455,000, or $1.18 per basic and diluted share for the first half of 2016.

Loan Portfolio and Asset Quality

Total loans at June 30, 2017 increased 8.3% to a record $790,838,000, compared to $729,915,000 at June 30, 2016, and up 4.0% from $758,820,000 at December 31, 2016. Year-over-year loan growth was strong across many of the company’s lending areas and included a 17.8% increase in commercial and industrial loans, a 16.2% increase in consumer loans, an 11.2% increase in industrial development bonds, a 10.3% increase in commercial real estate loans, a 6.3% increase in agricultural real estate loans, and a 0.4% increase in agricultural loans, partially offset by a 4.7% reduction in consumer real estate loans.

The company’s provision for loan losses for the 2017 second quarter was $25,000, compared to $339,000 for the 2016 second quarter. Year-to-date, the provision for loan losses was $98,000, compared to $616,000 for the same period last year. The second quarter and year-to-date decrease in provision expense was a result of low charge offs, and stable asset quality within the company’s loan portfolio.

F&M’s loan quality remains strong as the allowance for loan losses to nonperforming loans was 502.2% at June 30, 2017, compared to 424.9% at June 30, 2016. Net charge-offs for the second quarter ended June 30, 2017 were $17,000, or 0.00% of average loans, compared to $131,000 or 0.02% of average loans, at June 30, 2016. Year-to-date, net charge-offs were $24,000, or 0.00% of average loans outstanding, compared to $180,000, or 0.01% of average loans outstanding for the same period last year.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased to $126,582,000 at June 30, 2017, compared to $120,763,000 at December 31, 2016, and $119,913,000 at June 30, 2016. On a per share basis, tangible stockholders’ equity at June 30, 2017 was $27.39, compared with $26.13 at December 31, 2016, and $26.04 at June 30, 2016. The increase in tangible stockholders’ equity is the result of growth in retained earnings due to increased profitability. At June 30, 2017, the company had a Tier 1 leverage ratio of 11.96%, compared to 11.74% at June 30, 2016.

For the 2017 second quarter, the company declared cash dividends of $0.25 per share. The dividend payout ratio at June 30, 2017 was 35.5% compared to 35.3% for the same period last year.

Mr. Siebenmorgen concluded, “F&M remains committed to becoming our customers’ Bank for Life. As a result, we must successfully manage growth with credit risk, and F&M continues to report strong asset quality. At June 30, 2017, non-performing assets declined 28.2% and net charge-offs declined 87.0% from the prior year period, while our loan portfolio has increased 8.3%. Continued loan growth, proactive cost management, and strong asset quality, has helped improve profitability. Reflecting continued improvements in profitability and F&M’s focus on creating value for shareholders, F&M’s board of directors approved an 8.7% increase in our quarterly dividend, representing the 18th consecutive year we have increased our dividend payment. As you can see, operating and financial momentum remained strong in the second quarter and we expect 2017 will be another good year for the bank.”

About Farmers & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 24 offices. Our locations are in Fulton, Defiance, Henry, Lucas, Williams, and Wood counties in Northwest Ohio. In Northeast Indiana, we have offices located in DeKalb, Allen and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME (UNAUDITED)

(in thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Interest Income
Loans, including fees	$9,120	$8,362	$17,820	$16,368
Debt securities:
U.S. Treasury and government agencies	623	595	1,265	1,175
Municipalities	300	380	615	749
Dividends	44	37	86	75
Federal funds sold	3	2	3	2
Other	34	11	56	22

Total interest income	10,124	9,387	19,845	18,391
Interest Expense
Deposits	1,098	885	2,128	1,739
Federal funds purchased and securities sold under agreements to repurchase	118	126	231	231
Borrowed funds	37	36	73	73

Total interest expense	1,253	1,047	2,432	2,043

Net Interest Income—Before Provision for Loan Losses	8,871	8,340	17,413	16,348
Provision for Loan Losses	25	339	98	616

Net Interest Income After Provision
For Loan Losses	8,846	8,001	17,315	15,732
Noninterest Income
Customer service fees	1,330	1,308	2,811	2,786
Other service charges and fees	1,209	999	2,080	1,909
Net gain on sale of loans	218	234	419	403
Net gain on sale of available for sale securities	16	343	47	456

Total noninterest income	2,773	2,884	5,357	5,554
Noninterest Expense
Salaries and Wages	3,137	2,840	6,138	5,680
Employee benefits	783	715	1,705	1,577
Net occupancy expense	374	346	787	724
Furniture and equipment	491	443	963	855
Data processing	308	361	619	772
Franchise taxes	225	225	450	439
Net loss on sale of other assets owned	14	—	14	45
FDIC Assessment	82	121	165	242
Mortgage servicing rights amortization	97	99	181	188
Other general and administrative	1,587	1,507	3,147	3,121

Total other operating expenses	7,098	6,657	14,169	13,643

Income Before Income Taxes	4,521	4,228	8,503	7,643
Income Taxes	1,298	1,254	2,441	2,188

Net Income	3,223	2,974	6,062	5,455

Other Comprehensive Income (Net of Tax):
Net unrealized gain on available for sale securities	2,044	649	2,456	2,594
Reclassification adjustment for gain on sale of available for sale securities	(16)	(343)	(47)	(456)

Net unrealized gain on available for sale securities	2,028	306	2,409	2,138
Tax expense	690	104	819	727

Other comprehensive income	1,338	202	1,590	1,411
Comprehensive Income	$4,561	$3,176	$7,652	$6,866

Earnings Per Share—Basic and Diluted	$0.70	$0.65	$1.31	$1.18

Dividends Declared	$0.25	$0.23	$0.48	$0.45

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(in thousands of dollars)
	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Cash and due from banks	$28,613	$27,348
Federal funds sold	646	974

Total cash and cash equivalents	29,259	28,322

Interest-bearing time deposits	2,541	1,915
Securities—available-for-sale	195,582	218,527
Other securities, at cost	3,717	3,717
Loans held for sale	1,666	2,055
Loans, net	783,980	751,310
Premises and equipment	20,942	21,457
Goodwill	4,074	4,074
Mortgage servicing rights	2,230	2,192
Other real estate owned	630	774
Bank owned life insurance	14,334	14,376
Other assets	7,220	7,176

Total Assets	$1,066,175	$1,055,895

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$189,770	$186,390
Interest-bearing
NOW accounts	274,236	230,446
Savings	226,505	226,537
Time	186,964	198,830

Total deposits	877,475	842,203

Federal Funds purchased and securities sold under agreements to repurchase	40,095	70,324
Federal Home Loan Bank (FHLB) advances	10,000	10,000
Dividend payable	1,144	1,053
Accrued expenses and other liabilities	6,226	6,738

Total liabilities	934,940	930,318

Commitments and Contingencies

Stockholders’ Equity
Common stock—No par value 10,000,000 shares authorized;	12,150	11,947
issued and outstanding 5,200,000 shares 6/30/17 and 12/31/16
Treasury Stock—579,125 shares 6/30/17, 579,125 shares 12/31/16	(12,267)	(12,267)
Retained earnings	131,734	127,869
Accumulated other comprehensive loss	(382)	(1,972)

Total stockholders’ equity	131,235	125,577

Total Liabilities and Stockholders’ Equity	$1,066,175	$1,055,895

	For the Three Months Ended June 30		For the Six Months Ended June 30
Selected financial data	2017	2016	2017	2016
Return on average assets	1.21%	1.17%	1.14%	1.08%
Return on average equity	9.96%	9.61%	9.47%	8.90%
Yield on earning assets	4.11%	3.99%	4.05%	3.98%
Cost of interest bearing liabilities	0.68%	0.58%	0.66%	0.58%
Net interest spread	3.43%	3.41%	3.39%	3.40%
Net interest margin	3.61%	3.56%	3.56%	3.55%
Efficiency	60.27%	60.15%	61.53%	62.56%
Dividend payout ratio	35.49%	35.34%	36.24%	37.69%
Tangible book value per share	$27.39	$26.04
Tier 1 capital to average assets	11.96%	11.74%

	June 30
Loans	2017	2016
(Dollar amounts in thousands)
Commercial real estate	$394,649	$357,838
Agricultural real estate	64,035	60,253
Consumer real estate	84,307	88,464
Commercial and industrial	122,950	104,336
Agricultural	83,614	83,287
Consumer	35,394	30,458
Industrial development bonds	6,617	5,952
Less: Net deferred loan fees and costs	(728)	(673)

Total loans	$790,838	$729,915

	June 30
Asset quality data	2017	2016
(Dollar amounts in thousands)
Nonaccrual loans	$1,365	$1,528
Troubled debt restructuring	$662	$795
90 day past due and accruing	$—	$—
Nonperforming loans	$1,365	$1,528
Other real estate owned	$630	$1,252
Non-performing assets	$1,995	$2,780

(Dollar amounts in thousands)
Allowance for loan and lease losses	$7,077	$6,493
Allowance for loan and lease losses/total loans	0.89%	0.89%
Net charge-offs:
Quarter-to-date	$17	$131
Year-to-date	$24	$180
Net charge-offs to average loans
Quarter-to-date	0.00%	0.02%
Year-to-date	0.00%	0.01%
Non-performing loans/total loans	0.17%	0.21%
Allowance for loan and lease losses/nonperforming loans	502.23%	424.86%